EXHIBIT 99.1

[PARADIGM GENETICS, INC. LOGO]

Press Release

For further information, please contact:

Paradigm Genetics, Inc. Melissa Matson Director, Corporate Communications 919-425-3000	Noonan Russo Presence Euro RSCG Brian Ritchie/Mark Vincent 212-845-4200

PARADIGM GENETICS ANNOUNCES 2003 THIRD QUARTER FINANCIAL RESULTS

—Revenues increased by 15%; net loss reduced by 43%—

RESEARCH TRIANGLE PARK, NC, November 12, 2003 — Paradigm Genetics, Inc. (Nasdaq: PDGM), a biotechnology company, today reported financial results for the quarter ended September 30, 2003. During the third quarter, the company significantly reduced its net loss, while increasing revenues.

Paradigm Genetics reported a third quarter 2003 net loss of $2.2 million, or $0.07 per common share, which is a 43% improvement over the third quarter 2002 net loss of $3.9 million, or $0.12 per common share. The loss is in line with earlier guidance provided by the company of $0.06 to $0.07 loss per common share.

Total revenues for third quarter 2003 increased 15% to $6.0 million compared to $5.2 million in the third quarter 2002. For the first nine months of 2003, revenues increased 3% to $15.7 million compared to $15.3 million for the same period in 2002. These improvements were primarily due to increases in revenues recognized from the National Institute of Environmental Health Sciences (NIEHS) contract and the Advanced Technology Program (ATP) grant, partially offset by anticipated decreases in revenues from Bayer CropScience and The Monsanto Company and other previously completed commercial agreements. Revenues from sources other than the Bayer and Monsanto contracts have grown during each of the past two quarters by an average of 68% and are expected to continue to grow.

Total expenses for third quarter 2003 decreased 6% to $8.1 million compared to $8.6 million in third quarter 2002. For the first nine months of 2003, operating expenses decreased 13% to $25.1 million compared to $28.8 million for the same period in 2002, due primarily to the company’s internal reorganization in April 2002 as well as continued cost controls. The company indicated that cost savings from productivity gains have been partially reinvested into further developing its human health offering.

As of September 30, 2003, the company reported unrestricted cash and investments in the amount of $16.0 million, in the form of cash, cash equivalents, short- and long-term investments, compared to $15.5 million at the end of second quarter 2003. The company’s improved cash balance was due to net proceeds from its recent financing with Silicon Valley Bank and temporary borrowing on September 30, 2003 in the amount of $1.5 million, which was repaid in October, partially offset by the use of cash in operations.

“Paradigm has delivered strong operational improvement during the last several quarters. Our repositioned core programs as well as our strengthened balance sheet, helped by the restructuring of our existing debt, provide a firm foundation for Paradigm’s future growth,” said Heinrich Gugger, Ph.D., President and CEO of Paradigm Genetics. “We expect an expansion of our microarray services business (Paradigm Array Labs™), enhanced by our recent agreements with Affymetrix and Agilent, to contribute incremental revenue in the near term. In parallel, we continue to seek revenue generating research collaborations and other sources of funding to accelerate the building of an internal product portfolio based on proprietary biomarkers and drug targets.”

About Paradigm Genetics

Paradigm is a biotechnology company driving R&D productivity by focusing its integrated suite of technologies on the product development cycle—from target discovery to the subsequent enhancement of the safety and efficacy profiles of development candidates in agriculture and human health. Paradigm chooses a systems biology approach to understand gene function in the context of biological pathways, and to develop assays and biomarkers for molecular diagnostic solutions tailored to the needs of our partners. Paradigm’s proprietary Gene to Cell to System™ approach has four major components: gene expression profiling, biochemical profiling (also known as metabolomics), phenotypic profiling and data integration and coherence. For more information, visit www.paradigmgenetics.com.

Quarterly Conference Call

Paradigm will host a conference call at 8:30 a.m. ET on Thursday, Nov. 13, 2003 to review financial results for the three months ended September 30, 2003. This call will be webcast via the Internet at www.paradigmgenetics.com, where any supplemental financial information will be available, and will be accessible through the investor relations section and homepage of Paradigm’s web site. To listen to the call via telephone, dial 800-289-0493 (U.S. and Canadian callers) or 913-981-5520 (international callers) and enter conference ID #602856. A taped replay will be available at the same number from 11:30 a.m. on Nov. 13 through midnight on Nov. 17.

Financial Charts Follow

PARADIGM GENETICS, INC. CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues:
Revenues from commercial and government contracts	$5,135,000	$5,135,000	$14,256,000	$15,192,000
Grant revenues	867,000	75,000	1,410,000	75,000

Total revenues	6,002,000	5,210,000	15,666,000	15,267,000

Operating expenses:
Research and development (includes $53,000 and $78,000 of stock based compensation expense for the three months ended September 30, 2003 and 2002, respectively, and includes $378,000 and $272,000 of stock based compensation expense for the nine months ended September 30, 2003 and 2002, respectively)	6,172,000	5,992,000	18,516,000	20,713,000

Selling, general and administrative (includes $40,000 and $50,000 of stock based compensation expense for the three months ended September 30, 2003 and 2002, respectively, and includes $434,000 and $272,000 of stock based compensation expense for the nine months ended September 30, 2003 and 2002, respectively)	1,882,000	2,606,000	6,580,000	8,057,000

Total operating expenses	8,054,000	8,598,000	25,096,000	28,770,000

Loss from operations	(2,052,000)	(3,388,000)	(9,430,000)	(13,503,000)
Other interest income (expense), net	(228,000)	(79,000)	(456,000)	(216,000)
Net loss from continuing operations	(2,280,000)	(3,467,000)	(9,886,000)	(13,719,000)
Discontinued operations	37,000	(466,000)	(60,000)	(439,000)
Net loss attributable to common stockholders	$(2,243,000)	$(3,933,000)	$(9,946,000)	$(14,158,000)
Net loss per share—basic and diluted
Loss from continuing operations	$(0.07)	$(0.12)	$(0.31)	$(0.43)
Loss from discontinued operations	(0.00)	0.00	0.00	(0.01)
Net loss per common share	$(0.07)	$(0.12)	$(0.31)	$(0.44)
Weighted average common shares outstanding—basic and diluted	32,564,000	31,994,000	32,226,000	31,958,000

PARADIGM GENETICS, INC. 2003 THIRD QUARTER RESULTS CONDENSED BALANCE SHEET DATA
	September 30, 2003 (unaudited)	December 31, 2002
Assets:
Cash, cash equivalents, short-term investments	$9,912,000	$10,909,000
Other current assets	5,457,000	6,500,000

Total Current Assets	15,369,000	17,409,000
Long term investments	6,117,000	10,323,000
Property plant & equipment net	18,521,000	22,431,000
Other noncurrent assets	1,759,000	2,459,000

Total Assets	$41,766,000	$52,622,000

Liabilities and Stockholders’ Equity:
Current liabilities	15,814,000	18,557,000
Long-term obligations	4,296,000	3,378,000
Stockholders’ equity	21,656,000	30,687,000

Total Liabilities and Stockholders’ Equity	$41,766,000	$52,622,000

Paradigm Genetics, Inc. Supplemental Information Re: Increase/(Decrease) in Cash, Cash Equivalents, Short—Term and Long—Term Investments (See Note Below) (Unaudited)
	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
Net cash used in operating activities	$(2,059,000)	$(3,335,000)	$(5,505,000)	$(12,806,000)
Net cash (used in) provided by investing activities, excluding purchases and maturities of short-term and long-term investments	(103,000)	115,000	(242,000)	(531,000)
Net cash provided by (used in) financing activities	2,701,000	(1,323,000)	544,000	(6,195,000)
Net increase (decrease) in cash, cash equivalents, short-term investments and long-term investments	539,000	(4,543,000)	(5,203,000)	(19,532,000)
Cash, cash equivalents, short-term investments and long term investments, beginning of period	15,490,000	28,003,000	21,232,000	42,992,000
Cash, cash equivalents, short-term investments and long term investments, end of period	$16,029,000	$23,460,000	$16,029,000	$23,460,000

Note:    The above presentation of the change in cash and investments is not meant to be in accordance with generally accepted accounting principles (“GAAP”) in the U.S. GAAP requires the presentation of a statement of cash flows only (i.e., excluding changes in short and long-term investments). In order to fully assess the Company’s liquidity position, management believes that the cash flow measure presented above, which includes Short-Term and Long-Term Investments, is an appropriate measure for evaluating the Company’s liquidity, because this reflects all liquid resources available for strategic opportunities including, among others, to invest in the business and continue operating activities. However this measure should be considered in addition to, and not as a substitute for, or superior to, cash flows, prepared in accordance with generally accepted accounting principles in the U.S.

Under GAAP, cash flows from investing activities above would improve by net maturities of investment securities and unrealized gains and losses on investments in the amount of $0.05 million and $4.4 million for the three months ended September 30, 2003 and 2002, respectively, and by $6.2 million and $17.7 million for the nine months ended September 30, 2003 and 2002, respectively. Also under GAAP, cash and cash equivalents at the beginning and end of the period would be less, as they would exclude short and long-term investments of $9.2 million and $9.2 million, and $23.6 million and $19.2 million for the three months ended September 30, 2003 and 2002, respectively and by $15.3 million and $9.2 million, and $36.8 million and $19.2 million for the nine months ended September 30, 2003 and 2002, respectively. Cash, cash equivalents, short-term and long-term investments exclude restricted cash.

This press release contains forward-looking statements, including statements regarding the Company’s expectations regarding business development activities and near-term revenue opportunities; the financial statement impact of the significant reduction in SG&A expense and increase in R&D investment; and the Company’s ability to hit its milestones and execute on its strategy. Such forward-looking statements are based on management’s current expectations and are subject to a number of risks, factors and uncertainties that may cause actual results, events and performance to differ materially from those referred to in the forward-looking statements. These risks, factors and uncertainties include, but are not limited to, Paradigm’s early stage of development, history of net losses, technological and product development uncertainties, reliance on research collaborations, uncertainty of additional funding and ability to protect its patents and proprietary rights. Certain of these and other risks are identified in Paradigm’s annual report on Form 10-K for the year ended December 31, 2002 and in its quarterly report on Form 10-Q for the quarter ended June 30, 2003, each filed with the Securities and Exchange Commission. The Company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in our expectations, except as may be required by law.

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